EXHIBIT 4.2

TRUST AGREEMENT

BETWEEN

ALLY AUTO ASSETS LLC,

DEPOSITOR

AND

BNY MELLON TRUST OF DELAWARE,

OWNER TRUSTEE

DATED AS OF OCTOBER 30, 2013

i

EXHIBIT A	Form of Certificate

EXHIBIT B	Certificate of Trust

EXHIBIT C	Form of Undertaking Letter

ii

TRUST AGREEMENT, dated as of October 30, 2013, is between ALLY AUTO ASSETS LLC, a Delaware limited liability company, in its capacity as a depositor (the “Depositor”), and BNY MELLON TRUST OF DELAWARE, a Delaware banking corporation, as trustee and not in its individual capacity (the “Owner Trustee”).

WHEREAS, the Depositor and the Owner Trustee previously entered into a certain Trust Agreement, dated October 4, 2013 (the “Original Trust Agreement”), that contemplated this Trust Agreement; and

WHEREAS, the Depositor and the Owner Trustee desire hereby to amend and restate the Original Trust Agreement in its entirety.

NOW, THEREFORE, the Depositor and the Owner Trustee hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions. Certain capitalized terms used in this Trust Agreement shall have the respective meanings assigned to them in Part I of Appendix A to the Servicing Agreement of even date herewith among the Depositor, the Servicer and the Trust (as amended, supplemented or modified from time to time, the “Servicing Agreement”). All references herein to “the Agreement” or “this Agreement” are to this Trust Agreement. All references herein to Articles, Sections and subsections are to Articles, Sections and subsections of this Agreement unless otherwise specified. The rules of construction set forth in Part II of Appendix A to the Servicing Agreement shall be applicable to this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Name. The Trust continued hereby shall be known as Ally Auto Receivables Trust 2013-2, in which name the Owner Trustee may conduct the business of the Trust, make and execute contracts and other instruments on behalf of the Trust and sue and be sued on behalf of the Trust. The Owner Trustee has filed the Certificate of Trust on behalf of the Trust pursuant to Section 3810(a) of the Statutory Trust Act.

Section 2.2 Office. The office of the Trust shall be in care of the Owner Trustee at the Corporate Trust Office or at such other address in Delaware as the Owner Trustee may designate by written notice to the Certificateholders and the Depositor.

Section 2.3 Purposes and Powers. The purpose of the Trust is, and the Trust shall have the power and authority, to engage in the following activities:

(a) to acquire, manage and hold the Receivables;

(b) to issue the Notes pursuant to the Indenture and the Certificates pursuant to this Agreement, and to sell, transfer or exchange the Notes and the Certificates;

(c) to acquire certain property and assets from the Depositor on the Closing Date pursuant to the Trust Sale Agreement and any other Further Transfer Agreements, to make payments to the Noteholders and the Certificateholders, to make deposits into and withdrawals from the Reserve Account and to pay the organizational, start-up and transactional expenses of the Trust;

(d) to assign, grant, transfer, pledge, mortgage and convey the Owner Trust Estate pursuant to the terms of the Indenture and to hold, manage and distribute to the Certificateholders pursuant to the terms of this Agreement and the Servicing Agreement any portion of the Trust Estate released from the lien of, and remitted to the Trust pursuant to, the Indenture;

(e) to enter into and perform its obligations and exercise its rights under the Basic Documents to which it is to be a party;

(f) to enter into interest rate swaps and caps and forward contracts, only in connection with the Offered Notes on the Closing Date;

(g) to engage in those activities, including entering into agreements, that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith; and

(h) subject to compliance with the Basic Documents, to engage in such other activities as may be required in connection with conservation of the Owner Trust Estate and the making of distributions to the Securityholders.

The Trust shall not engage in any activity other than in connection with the foregoing or other than as required or authorized by the terms of this Agreement or the other Basic Documents.

Section 2.4 Appointment of Owner Trustee. The Depositor hereby appoints the Owner Trustee as trustee of the Trust to have all the rights, powers and duties set forth herein.

Section 2.5 Initial Capital Contribution of Owner Trust Estate. The Depositor sold, assigned, transferred, conveyed and set over to the Owner Trustee, as of October 4, 2013, the sum of one dollar. The Owner Trustee hereby acknowledges receipt in trust from the Depositor, as of October 4, 2013, of the foregoing contribution which constituted the initial Owner Trust Estate. The Depositor shall pay organizational expenses of the Trust as they may arise or shall, upon the request of the Owner Trustee, promptly reimburse the Owner Trustee for any such expenses paid by the Owner Trustee.

Section 2.6 Declaration of Trust. The Owner Trustee hereby declares that it shall hold the Owner Trust Estate (in the name of the Trust and not in the Owner Trustee’s name for the Trust, except as required by, and in accordance with, Section 2.8) in trust upon and subject to the conditions set forth herein for the use and benefit of the Certificateholders, subject to the obligations of the Trust under the Basic Documents. It is the intention of the parties hereto that the Trust constitute a statutory trust under the Statutory Trust Act, that this Agreement constitute the governing instrument of such statutory trust and that the Certificates represent the beneficial interests therein. The rights of the Certificateholders shall be determined as set forth herein and in the Statutory Trust Act and the relationship between the parties hereto created by this Agreement shall not constitute indebtedness for any purpose. Effective as of the date hereof, the Owner Trustee shall have all rights, powers and duties set forth herein and in the Statutory Trust Act with respect to accomplishing the purposes of the Trust.

Section 2.7 Liability of the Certificateholders. Certificateholders and holders of beneficial interests therein shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

Section 2.8 Title to Trust Property. Legal title to all the Owner Trust Estate shall be vested at all times in the Trust as a separate legal entity except where applicable law in any jurisdiction requires title to any part of the Owner Trust Estate to be vested in a trustee or trustees, in which case title shall be deemed to be transferred to and vested in the Owner Trustee, a co-trustee and/or a separate trustee, as the case may be. Any such trustee shall take such part of the Owner Trust Estate subject to the security interest of the Indenture Trustee therein established under the Indenture. Such trustee’s acceptance of its appointment shall constitute acknowledgment of such security interest and shall constitute a Grant to the Indenture Trustee of a security interest in all property held by such trustee. Any such trustee shall prepare and file all such financing statements naming such trustee as debtor that are necessary or advisable to perfect, make effective or continue the lien and security interest of the Indenture Trustee.

Section 2.9 Situs of Trust. The Trust shall be located and administered in the States of Delaware or New York. All bank accounts maintained by the Owner Trustee on behalf of the Trust shall be located in the State of Delaware or the State of New York. The Trust shall not have any employees in any State other than the State of Delaware; provided, however, that nothing herein shall restrict or prohibit the Owner Trustee from having employees within or without the State of Delaware. Payments shall be received by the Trust only in the State of Delaware or the State of New York, and payments shall be made by the Trust only from the State of Delaware or the State of New York. The only office of the Trust shall be the Corporate Trust Office of the Owner Trustee in the State of Delaware.

Section 2.10 Representations and Warranties of the Depositor. The Depositor hereby represents and warrants to the Owner Trustee that:

(a) The Depositor has been duly formed and is validly existing as an entity in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and had at all relevant times, and now has, power, authority and legal right to acquire and own the Receivables contemplated to be transferred to the Trust pursuant to the Trust Sale Agreement.

(b) The Depositor is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications.

(c) The Depositor has the power and authority to execute and deliver this Agreement and any other Basic Documents to which the Depositor is a party and to carry out its terms, the Depositor has full power and authority to sell and assign the property to be sold and assigned to and deposited with the Trust as part of the Owner Trust Estate and the Depositor has duly authorized such sale and assignment to the Trust by all necessary limited liability company action; and the execution, delivery and performance of this Agreement have been duly authorized by the Depositor by all necessary limited liability company action.

(d) The consummation of the transactions contemplated by this Agreement and any other Basic Documents to which the Depositor is a party, and the fulfillment of the terms of this Agreement and any other Basic Documents to which the Depositor is a party do not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the certificate of formation or limited liability company agreement of the Depositor, or any indenture, agreement or other instrument to which the Depositor is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than pursuant to the Basic Documents), or violate any law or, to the best of the Depositor’s knowledge, any order, rule or regulation applicable to the Depositor of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Depositor or any of its properties.

Section 2.11 Tax Treatment. As long as the Depositor or an Affiliate that is treated as the same Person as the Depositor for federal income tax purposes is the sole owner of the Certificates, the Depositor and Owner Trustee, by entering into this Agreement, express their intention that the Trust will be disregarded for federal income tax purposes and will be treated as a division of the Depositor (or, if the Depositor is disregarded as a separate entity for federal income tax purposes, the Depositor’s first direct or indirect parent entity that is not disregarded as a separate entity for federal income tax purposes). If the Depositor is not the sole owner of the Certificates, through sale of the Certificates, issuance by the Trust of additional Certificates to a Person other than the Depositor or otherwise, the Depositor and the Owner Trustee, by entering into this Agreement, and the Certificateholders, by acquiring any Certificates or interest therein, (i) express their intention that the Certificates will qualify as equity interests in either (A) a division of an entity which is not disregarded as a separate entity for federal income tax purposes, or (B) a partnership for federal income tax purposes if the Certificates are owned by more than one Person (as long as (1) such Persons are not disregarded as separate entities for federal income tax purposes and (2) if such Persons are disregarded as separate entities for federal income tax purposes, such Persons are not treated as a division of the same Person) and (ii) unless otherwise required by the appropriate taxing authorities, agree to treat the Certificates as equity interests in an entity as described in clause (i) of this Section 2.11 for the purposes of federal income taxes, State and local income and franchise taxes, and any other taxes imposed upon, measured by, or based upon gross receipts or gross or net income. The parties agree that, unless otherwise required by appropriate tax authorities, the Trust shall file or cause to be filed annual or other necessary returns, reports and other forms consistent with such characterization of the Trust for such tax purposes.

ARTICLE III

THE CERTIFICATES

Section 3.1 Initial Certificate Ownership. Since the formation of the Trust by the contribution by the Depositor pursuant to Section 2.5, the Depositor has been the sole Certificateholder.

Section 3.2 Form of the Certificates.

(a) The initial Certificates shall be substantially in the form of Exhibit A. The Certificates shall represent the entire beneficial interest in the Trust. The Certificates shall be executed on behalf of the Trust by manual or facsimile signature of a Responsible Officer of the Owner Trustee. Certificates bearing the manual or facsimile signatures of individuals who were, at the time when such signatures shall have been affixed, authorized to sign on behalf of the Trust, shall be duly issued, fully paid and non-assessable beneficial interests in the Trust, notwithstanding that such individuals or any of them shall have ceased to be so authorized prior to the authentication and delivery of such Certificates or did not hold such offices at the date of authentication and delivery of such Certificates.

(b) The Certificates shall be typewritten, printed, lithographed or engraved or produced by any combination of these methods (with or without steel engraved borders) all as determined by the officers executing such Certificates, as evidenced by their execution of such Certificates. The Certificates shall be fully registered.

(c) The Certificates shall be issued in fully-registered form. The terms of the Certificates set forth in Exhibit A shall form part of this Agreement.

Section 3.3 Execution, Authentication and Delivery. Concurrently with the sale of the Receivables to the Trust pursuant to the Trust Sale Agreement, the Owner Trustee shall cause a single Certificate representing the entire beneficial interest in the Trust to be executed on behalf of the Trust, authenticated and delivered to or upon the written order of the Depositor, signed by its chairman of the board, its president or any vice president, without further limited liability company action by the Depositor. Such Certificate shall be issued to and held by the Depositor, as the initial Certificateholder. No Certificate shall entitle its holder to any benefit under this Agreement, or shall be valid for any purpose, unless there shall appear on such Certificate a certificate of authentication substantially in the form set forth in Exhibit A, executed by the Owner Trustee or the Owner Trustee’s authenticating agent, by manual signature. Such authentication shall constitute conclusive evidence that such Certificate shall have been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

Section 3.4 Registration of Certificates; Registration of Transfer and Exchange of Certificates.

(a) The Certificate Registrar, as an agent of the Trust, shall keep or cause to be kept, at the office or agency maintained pursuant to Section 3.8, a Certificate Register in which, subject to such reasonable regulations as it may prescribe, the Owner Trustee shall provide for the registration of Certificates and of transfers and exchanges of Certificates as provided herein. BNY Mellon Trust of Delaware shall be the initial Certificate Registrar. Upon any resignation of a Certificate Registrar, the Owner Trustee shall promptly appoint a successor or, if it elects not to make such an appointment, assume the duties of Certificate Registrar.

(b) The Certificateholder may at any time, without consent of the Noteholders, sell, transfer, convey or assign in any manner its rights to and interests in the Certificates (including its right to distributions from the Reserve Account), provided that: (A)(i) such transfer, conveyance or assignment is made to the Depositor or such entity pledges its rights and interests in the Certificates or (B) (i) such action will not result in a reduction or withdrawal of the rating of any class of Notes, (ii) the Certificateholder provides to the Owner Trustee and the Indenture Trustee an opinion of independent counsel that such action will not cause the Trust to be treated as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes, (iii) such transferee or assignee agrees to take positions for tax purposes consistent with the tax positions agreed to be taken by the Certificateholder, (iv) the conditions set forth in Section 3.4(g), (h) and (i) have been satisfied and (v) in connection with any transfer of less than all of the interests in the Certificates, the transferor and transferee shall specify the respective interests in the Certificates to be held by the transferor and transferee, which interests may be determined by a formula or on any other basis agreed by the transferor and transferee. No Certificate (other than the Certificates issued to and held by the Depositor) may be subdivided upon transfer or exchange in a manner such that the resulting Certificate represents less than a 2.00% fractional undivided interest in the Trust (or such other amount as the Depositor may determine in order to prevent the Trust from being treated as a “publicly traded partnership” under Section 7704 of the Code, but in no event less than a 1.00% fractional undivided interest in the Trust). In addition, no transfer of a Certificate shall be registered unless the transferee shall have provided to the Owner Trustee and the Certificate Registrar an opinion of counsel that in connection with such transfer no registration of the Certificates is required under the Securities Act or applicable State securities law or that such transfer is otherwise being made in accordance with all applicable federal and State securities laws. If agreed by the transferor and transferee, different interests may be used for distributions of proceeds and for purposes of voting the Certificates. The transferor shall notify the Owner Trustee of any such agreement in connection with such transfer.

(c) In the event that the Depositor is no longer the sole Certificateholder, the Administrator will promptly prepare amendments (subject to the provisions regarding amendments in the applicable Basic Documents) to the Basic Documents to the extent necessary to reflect the establishment of the Certificate Distribution Account and the making of distributions to the Certificateholders and such other matters as shall be agreed between the Depositor and the Owner Trustee. The expense of the foregoing amendments shall be paid by the Administrator.

(d) Upon surrender for registration of transfer of any Certificate at the office or agency maintained pursuant to Section 3.8, the Owner Trustee shall execute on behalf of the Trust, authenticate and deliver (or shall cause its authenticating agent to authenticate and deliver), in the name of the designated transferee or transferees, one or more new Certificates of a like aggregate Percentage Interest in the Trust dated the date of authentication by the Owner Trustee or any authenticating agent.

(e) At the option of a Holder, Certificates may be exchanged for other Certificates of a like aggregate Percentage Interest in the Trust, as shown on the applicable Certificates, upon surrender of the Certificates to be exchanged at the office or agency maintained pursuant to Section 3.8. Whenever any Certificates are so surrendered for exchange, the Owner Trustee shall execute on behalf of the Trust, authenticate and deliver (or shall cause its authenticating agent to authenticate and deliver) one or more Certificates dated the date of authentication by the Owner Trustee or any authenticating agent. Such Certificates shall be delivered to the Holder making the exchange.

(f) Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Certificate Registrar duly executed by the Holder or his attorney duly authorized in writing and such other documents and instruments as may be required by Section 3.4(b). Each Certificate surrendered for registration of transfer or exchange shall be canceled and subsequently destroyed or otherwise disposed of by the Owner Trustee or Certificate Registrar in accordance with its customary practice.

(g) The Owner Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed and any other expenses of the Owner Trustee in connection with any transfer or exchange of Certificates.

(h) The Certificates may not be acquired by or for the account of a Benefit Plan other than an “insurance company general account,” as defined in Prohibited Transaction Class Exemption 95-60, whose underlying assets include less than 25% plan assets and for which the purchase and holding of Certificates is eligible and satisfies all conditions for relief under Prohibited Transaction Class Exemption 95-60. The Certificates also may not be acquired by or for the account of an employee benefit plan or plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code (including foreign or governmental plans) if such acquisition would result in a non-exempt prohibited transaction under, or a violation of, any applicable law that is substantially similar to Title I of ERISA or Section 4975 of the Code.

(i) The Certificates may (A) only be acquired by or for the account of a Person who is a United States Person (within the meaning of Section 7701(a)(30) of the Code) and (B) not be acquired by or for the account of a Special Pass-Through Entity. For the purposes of this Section 3.5(i), “Special Pass-Through Entity” means a grantor trust, S corporation, or partnership (or a disregarded entity, the single owner of which is any of the foregoing) where more than 50% of the value of a beneficial owner’s interest in such pass through entity is attributable to the pass-through entity’s interest in the Certificates.

(j) Each Certificateholder and/or beneficial owner of a Certificate that would be subject to U.S. federal withholding tax imposed by FATCA if such person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), shall deliver to the Owner Trustee, Paying Agent, Administrator or any person designated by any of the foregoing (individually or collectively as the context may require, the ‘‘FATCA Administrator’’) at the time or times prescribed by law and at such time or times reasonably requested by the FATCA Administrator such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the FATCA Administrator to comply with FATCA and to determine that such Certificateholder and/or beneficial owner of a Certificate has complied with such person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment to such person.

(k) No transfer shall be permitted if such transfer is effected through an established securities market or secondary market (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code and any regulation thereunder.

(l) In connection with the transfer of a Certificate, the Trust shall determine in its sole discretion that the transfer complies with the requirements of Section 3.4(i) and 3.4(k) of this Agreement.

Section 3.5 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar, the Owner Trustee and the Trust such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Certificate Registrar or the Owner Trustee that such

Certificate has been acquired by a protected purchaser, the Owner Trustee shall execute on behalf of the Trust and the Owner Trustee shall authenticate and deliver (or shall cause its authenticating agent to authenticate and deliver), in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a replacement Certificate of a like aggregate Percentage Interest in the Trust, as shown on the Certificate; provided, however, that if any such destroyed, lost or stolen Certificate, but not a mutilated Certificate, shall have become or within seven (7) days shall be payable, then instead of issuing a replacement Certificate the Owner Trustee may make distributions to such destroyed, lost or stolen Certificate when so payable.

(b) If, after the delivery of a replacement Certificate or payment in respect of a destroyed, lost or stolen Certificate pursuant to Section 3.5(a), a protected purchaser of the original Certificate in lieu of which such replacement Certificate was issued presents for payment or distribution such original Certificate, the Owner Trustee shall be entitled to recover such replacement Certificate (and any distributions or payments made with respect thereto) or such payment or distribution from the Person to whom it was delivered or any Person taking such replacement Certificate from such Person to whom such replacement Certificate was delivered or any assignee of such Person, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Owner Trustee in connection therewith.

(c) In connection with the issuance of any replacement Certificate under this Section 3.5, the Owner Trustee may require the payment by the Holder of such Certificate of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the fees and expenses of the Owner Trustee and the Certificate Registrar) connected therewith.

(d) Any duplicate Certificate issued pursuant to this Section 3.5 in replacement of any mutilated, destroyed, lost or stolen Certificate shall constitute an original additional beneficial interest in the Trust, whether or not the mutilated, destroyed, lost or stolen Certificate shall be found at any time or be enforced by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Certificates duly issued hereunder.

(e) The provisions of this Section 3.5 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates.

Section 3.6 Persons Deemed Certificateholders. Prior to due presentation of a Certificate for registration of transfer, the Owner Trustee or the Certificate Registrar may treat the Person in whose name any Certificate shall be registered in the Certificate Register as the Certificateholder of such Certificate for the purpose of receiving distributions pursuant to Article V and for all other purposes whatsoever, and neither the Owner Trustee nor the Certificate Registrar shall be affected by any notice to the contrary.

Section 3.7 Access to List of Certificateholders’ Names and Addresses. The Certificate Registrar shall furnish or cause to be furnished to the Servicer and the Depositor, within fifteen (15) days after receipt by the Certificate Registrar of a request therefor from the

Servicer or the Depositor in writing, a list of the names and addresses of the Certificateholders as of the most recent Record Date. Each Holder, by receiving and holding a Certificate, shall be deemed to have agreed not to hold any of the Servicer, the Depositor, the Certificate Registrar or the Owner Trustee accountable by reason of the disclosure of its name and address, regardless of the source from which such information was derived.

Section 3.8 Maintenance of Corporate Trust Office. The Owner Trustee shall maintain an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Owner Trustee in respect of the Certificates and the Basic Documents may be served. The Owner Trustee initially designates its office located at 100 White Clay Center, Suite 102, Newark, Delaware 19711, as its principal office for such purposes. The Owner Trustee shall give prompt written notice to the Depositor, to the Servicer and to the Certificateholders of any change in the location of the Certificate Register or any such office or agency.

Section 3.9 Appointment of Paying Agent. Except as otherwise provided in Section 5.2, the Paying Agent shall make distributions to Certificateholders from the Certificate Distribution Account pursuant to Section 5.2 and shall report the amounts of such distributions to the Owner Trustee and the Servicer; provided, however, that no such reports shall be required so long as the Depositor is the sole Certificateholder. Any Paying Agent shall have the revocable power to withdraw funds from the Certificate Distribution Account for the purpose of making the distributions referred to above. The Owner Trustee may revoke such power and remove the Paying Agent if the Owner Trustee determines in its sole discretion that the Paying Agent shall have failed to perform its obligations under this Agreement in any material respect. The Paying Agent shall initially be BNY Mellon Trust of Delaware, and any co-paying agent chosen by BNY Mellon Trust of Delaware. BNY Mellon Trust of Delaware shall be permitted to resign as Paying Agent upon thirty (30) days’ written notice to the Owner Trustee. If BNY Mellon Trust of Delaware shall no longer be the Paying Agent, the Owner Trustee shall appoint a successor to act as Paying Agent (which shall be a bank or trust company). The Owner Trustee shall cause such successor Paying Agent or any additional Paying Agent appointed by the Owner Trustee to execute and deliver to the Owner Trustee an instrument in which such successor Paying Agent or additional Paying Agent shall agree with the Owner Trustee that as Paying Agent, such successor Paying Agent or additional Paying Agent shall hold all sums, if any, held by it for payment to the Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums shall be paid to such Certificateholders. The Paying Agent shall return all unclaimed funds to the Owner Trustee and upon removal of a Paying Agent such Paying Agent shall also return all funds in its possession to the Owner Trustee. The provisions of Sections 6.3, 6.6, 6.7 and 6.9 shall apply to the Owner Trustee also in its role as Paying Agent or Certificate Registrar for so long as the Owner Trustee shall act as Paying Agent or Certificate Registrar and, to the extent applicable, to any other paying agent, certificate registrar or authenticating agent appointed hereunder. Any reference in this Agreement to the Paying Agent shall include any co-paying agent unless the context requires otherwise.

Section 3.10 Depositor as Certificateholder. The Depositor in its individual or any other capacity may become the owner or pledgee of Certificates and may otherwise deal with the Owner Trustee or its Affiliates as if it were not the Depositor.

ARTICLE IV

ACTIONS BY OWNER TRUSTEE

Section 4.1 Prior Notice to Certificateholders with Respect to Certain Matters. The Owner Trustee shall not take action with respect to the following matters, unless (i) the Owner Trustee shall have notified the Certificateholders in writing of the proposed action at least thirty (30) days and not more than forty-five (45) days before the taking of such action, and (ii) the Certificateholders shall not have notified the Owner Trustee in writing prior to the 30th day after such notice is given that such Certificateholders have withheld consent or provided alternative direction:

(a) the initiation of any claim or lawsuit by the Trust (other than an action to collect on a Receivable or an action by the Indenture Trustee pursuant to the Indenture) and the compromise of any action, claim or lawsuit brought by or against the Trust (other than an action to collect on a Receivable or an action by the Indenture Trustee pursuant to the Indenture);

(b) except as may be required under the Statutory Trust Act, the election by the Trust to file an amendment to the Certificate of Trust, a conformed copy of which is attached hereto as Exhibit B;

(c) the amendment of the Indenture by a supplemental indenture in circumstances where the consent of any Noteholder is required;

(d) the amendment of the Indenture by a supplemental indenture in circumstances where the consent of any Noteholder is not required and such amendment materially adversely affects the interests of the Certificateholders;

(e) the amendment, change or modification of the Administration Agreement, except to cure any ambiguity or to amend or supplement any provision in a manner that would not materially adversely affect the interests of the Certificateholders; or

(f) the appointment pursuant to the Indenture of a successor Note Registrar, Paying Agent or Indenture Trustee or pursuant to this Agreement of a successor Certificate Registrar, or the consent to the assignment by the Note Registrar, Paying Agent, Indenture Trustee or Certificate Registrar of its obligations under the Indenture or this Agreement, as applicable.

Section 4.2 Action by Certificateholders with Respect to Certain Matters. The Owner Trustee shall not have the power, except upon the written direction of the Majority Certificateholders, to remove the Administrator under the Administration Agreement pursuant to Section 10 thereof, appoint a successor Administrator pursuant to Section 10 of the Administration Agreement, remove the Servicer under the Servicing Agreement pursuant to Section 7.02 thereof or, except as expressly provided in the Basic Documents, sell the Receivables or any interest therein after the termination of the Indenture. The Owner Trustee shall take the actions referred to in the preceding sentence only upon written instructions signed by the Majority Certificateholders.

Section 4.3 Action by Certificateholders with Respect to Bankruptcy. Notwithstanding any prior termination of this Agreement, the Owner Trustee shall not have the power to commence a voluntary case under Title 11 of the United States Code or any successor provision relating to the Trust without the prior approval of the Majority Certificateholders and the delivery to the Owner Trustee by such Majority Certificateholders of a certificate certifying that such Majority Certificateholders reasonably believe that the Trust is insolvent; provided, however, that under no circumstances shall the Owner Trustee commence or join in commencing any such case prior to the date that is one year and one day after the termination of the Trust.

Section 4.4 Restrictions on Certificateholders’ Power. No Certificateholder shall direct the Owner Trustee to take or refrain from taking any action if such action or inaction would be contrary to any obligation of the Trust or the Owner Trustee under this Agreement, including Section 2.3 of this Agreement, or any of the other Basic Documents, nor shall the Owner Trustee be obligated to follow any such direction, if given. The Certificateholders shall not and shall not direct the Owner Trustee to take action that would violate the provisions of Section 6.1 and, if given, the Owner Trustee shall not be obligated to follow any such direction.

Section 4.5 Majority Control. Except as expressly provided herein, any action that may be taken or consent that may be given or withheld by the Certificateholders under this Agreement shall be effective if such action is taken or such consent is given or withheld by the Majority Certificateholders as of the close of the preceding Distribution Date. Except as expressly provided herein, any written notice, instruction, direction or other document of the Certificateholders delivered pursuant to this Agreement shall be effective if signed by Majority Certificateholders at the time of the delivery of such notice.

ARTICLE V

APPLICATION OF TRUST FUNDS; CERTAIN DUTIES

Section 5.1 Establishment of Certificate Distribution Account.

(a) Except as otherwise provided in Section 5.2, the Servicer, for the benefit of the Certificateholders, shall establish and maintain in the name of the Trust an Eligible Deposit Account known as the Ally Auto Receivables Trust 2013-2 Certificate Distribution Account (the “Certificate Distribution Account”), bearing an additional designation clearly indicating that the funds deposited therein are held for the benefit of the Certificateholders.

(b) The Certificateholders shall possess all right, title and interest in and to all funds on deposit from time to time in the Certificate Distribution Account and in all proceeds thereof. Except as otherwise provided herein, in the Indenture or in the Servicing Agreement, the Certificate Distribution Account shall be under the sole dominion and control of the Owner Trustee or the Paying Agent for the benefit of the Certificateholders. If, at any time, the Certificate Distribution Account ceases to be an Eligible Deposit Account, the Owner Trustee (or the Servicer on behalf of the Owner Trustee, if the Certificate Distribution Account is not then held by the Owner Trustee or an Affiliate thereof) shall within ten (10) Business Days (or such longer period, not to exceed thirty (30) calendar days, as to which each Rating Agency may consent) establish a new Certificate Distribution Account as an Eligible Deposit Account and shall transfer any cash and/or any investments to such new Certificate Distribution Account.

Section 5.2 Application of Trust Funds.

(a) On each Distribution Date, the Owner Trustee or the Paying Agent shall distribute to the Certificateholders, on a pro rata basis, amounts equal to the amounts deposited in the Certificate Distribution Account pursuant to Section 4.06 and Section 4.07 of the Servicing Agreement on or prior to such Distribution Date. Funds received by the Owner Trustee or the Paying Agent by 1:00 p.m. (Eastern time) on any Distribution Date will be distributed to the Certificateholders on such Distribution Date. Each of the Owner Trustee and the Paying Agent shall use its best efforts to distribute any funds received after 1:00 p.m. (Eastern time) on any Distribution Date to the Certificateholders as soon as reasonably possible, but neither the Owner Trustee nor the Paying Agent shall be liable if such funds are not distributed until the next Business Day. Any funds received by the Owner Trustee or the Paying Agent after 1:00 p.m. (Eastern time) shall be held uninvested in the Certificate Distribution Account until distributed to the Certificateholderes, and neither the Owner Trustee nor the Paying Agent shall be liable for any interest thereon. Notwithstanding the foregoing or anything else to the contrary in this Agreement or the other Basic Documents, if and for so long as Certificates representing in the aggregate a 100% beneficial interest in the Trust are held by the Depositor, (i) no Certificate Distribution Account shall be required to be established or maintained and (ii) all distributions and payments on the Certificates (including the final distribution as contemplated by Section 7.1(c) hereof) required hereunder or under the Servicing Agreement shall be made directly to the Depositor by the Indenture Trustee (whether or not the Servicing Agreement otherwise contemplates deposit into the Certificate Distribution Account) and the Owner Trustee shall have no duty or liability to see to such distribution.

(b) On each Distribution Date, the Owner Trustee shall send to each Certificateholder the statement provided to the Owner Trustee by the Servicer pursuant to Section 4.09 of the Servicing Agreement on such Distribution Date; provided that no such statement shall be required to be sent by the Owner Trustee if and for so long as the Depositor is the sole Certificateholder.

(c) If any withholding tax is imposed on the Trust’s payment (or allocations of income) to a Certificateholder, such tax shall reduce the amount otherwise distributable to the Certificateholder in accordance with this Section 5.2; provided that the Owner Trustee or the Paying Agent shall not have an obligation to withhold any such amount if and for so long as the Depositor is the sole Certificateholder. The Owner Trustee or the Paying Agent is hereby authorized and directed to retain from amounts otherwise distributable to the Certificateholders sufficient funds for the payment of any tax that is legally payable by the Trust (but such authorization shall not prevent the Owner Trustee or the Paying Agent from contesting any such tax in appropriate proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The amount of any withholding tax imposed with respect to a Certificateholder shall be treated as cash distributed to such Certificateholder at the time it is withheld by the Trust and remitted to the appropriate taxing authority. If there is a possibility that withholding tax is payable with respect to a distribution (such as a distribution to a non-U.S. Certificateholder), the Owner Trustee or the Paying Agent may in its sole discretion withhold such amounts in accordance with this Section 5.2(c). If a Certificateholder wishes to apply for a refund of any such withholding tax, the Owner Trustee or the Paying Agent shall reasonably cooperate with such Certificateholder in making such claim so long as such Certificateholder agrees to reimburse the Owner Trustee or the Paying Agent for any out-of-pocket expenses incurred.

(d) If the Indenture Trustee holds escheated funds for payment to the Trust pursuant to Section 3.3(e) of the Indenture, the Owner Trustee shall, upon notice from the Indenture Trustee that such funds exist, submit on behalf of the Trust an Issuing Entity Order to the Indenture Trustee pursuant to Section 3.3(e) of the Indenture instructing the Indenture Trustee to pay such funds to or at the order of the Depositor.

Section 5.3 Method of Payment. Subject to Section 7.1(c), distributions required to be made to Certificateholders on any Distribution Date shall be made to each Certificateholder of record on the related Record Date by wire transfer, in immediately available funds, to the account of such Holder at a bank or other entity having appropriate facilities therefore, if such Certificateholder shall have provided to the Certificate Registrar appropriate written instructions at least five (5) Business Days prior to such Record Date or if not, by check mailed to such Certificateholder at the address of such Certificateholder appearing in the Certificate Register.

Section 5.4 Accounting and Reports to the Certificateholders, the Internal Revenue Service and Others. The Owner Trustee shall maintain (or cause to be maintained) the books of the Trust on a calendar year basis on the accrual method of accounting, deliver to each Certificateholder, as may be required by the Code and applicable Treasury Regulations or otherwise, such information as may be required to enable each Certificateholder to prepare its federal income tax return, file such tax returns relating to the Trust and make such elections as may from time to time be required or appropriate under any applicable State or federal statute or rule or regulation thereunder so as to maintain the Trust’s characterization as an entity described in Section 2.11(i) for federal income tax purposes, cause such tax returns to be signed in the manner required by law and collect or cause to be collected any withholding tax as described in and in accordance with Section 5.2(c) with respect to income or distributions to Certificateholders. If the Trust were to become a partnership in accordance with Section 2.11 or that the Internal Revenue Service were to contend successfully that the Trust is not a disregarded entity but is rather a partnership for federal income tax purposes, the Trust shall allocate items of income, gain, deduction and loss to the partners of the Trust in accordance with their economic interests in the Trust. With respect to interest expense of the Trust, the Trust shall allocate to the Certificateholders their share of the entire amount of such interest expense.

Section 5.5 Signature on Returns; Other Tax Matters. The Owner Trustee shall sign on behalf of the Trust any and all tax returns of the Trust, unless applicable law requires a Certificateholder to sign such documents, in which case such documents shall be signed by the Depositor. To the extent one may be required, the Depositor shall be the “tax matters partner” of the Trust pursuant to the Code.

ARTICLE VI

THE OWNER TRUSTEE

Section 6.1 Duties of Owner Trustee.

(a) The Owner Trustee undertakes to perform such duties, and only such duties, as are specifically set forth in this Agreement and the other Basic Documents, including the administration of the Trust in the interest of the Certificateholders, subject to the Basic Documents and in accordance with the provisions of this Agreement. No implied covenants or obligations shall be read into this Agreement.

(b) Notwithstanding the foregoing, the Owner Trustee shall be deemed to have discharged its duties and responsibilities hereunder and under the other Basic Documents to the extent the Administrator has agreed in the Administration Agreement to perform any act or to discharge any duty of the Trust or the Owner Trustee hereunder or under any other Basic Document, and the Owner Trustee shall not be liable for the default or failure of the Administrator to carry out its obligations under the Administration Agreement.

(c) In the absence of bad faith on its part, the Owner Trustee may conclusively rely upon certificates or opinions furnished to the Owner Trustee and conforming to the requirements of this Agreement in determining the truth of the statements and the correctness of the opinions contained therein; provided, however, that the Owner Trustee shall have examined such certificates or opinions so as to determine compliance of the same with the requirements of this Agreement.

(d) The Owner Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this Section 6.1(d) shall not limit the effect of Section 6.1(a) or 6.1(b);

(ii) the Owner Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Owner Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Owner Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 4.1, 4.2 or 6.4.

(e) Subject to Sections 5.1 and 5.2, monies received by the Owner Trustee hereunder need not be segregated in any manner except to the extent required by law or the Servicing Agreement and may be deposited under such general conditions as may be prescribed by law, and the Owner Trustee shall not be liable for any interest thereon.

(f) The Owner Trustee shall not take any action that (i) is inconsistent with the purposes of the Trust set forth in Section 2.3 or (ii) would, to the actual knowledge of a Responsible Officer of the Owner Trustee, result in the Trust’s becoming taxable as a corporation for United States federal income tax purposes. The Certificateholders shall not direct the Owner Trustee to take any action or themselves take any action that would violate the provisions of this Section 6.1.

Section 6.2 Rights of Owner Trustee. The Owner Trustee is authorized and directed to execute and deliver the Basic Documents and each certificate or other document attached as an exhibit to or contemplated by the Basic Documents to which the Trust is to be a party, in such form as the Depositor shall approve as evidenced conclusively by the Owner Trustee’s execution thereof. In addition to the foregoing, the Owner Trustee is authorized, but shall not be obligated, to take all actions required of the Trust pursuant to the Basic Documents. The Owner Trustee is further authorized from time to time to take such action as the Administrator recommends and directs in writing with respect to the Basic Documents.

Section 6.3 Acceptance of Trusts and Duties. Except as otherwise provided in this Article VI, in accepting the trusts hereby created, BNY Mellon Trust of Delaware acts solely as Owner Trustee hereunder and not in its individual capacity and all Persons having any claim against the Owner Trustee by reason of the transactions contemplated by this Agreement or any other Basic Document shall look only to the Owner Trust Estate for payment or satisfaction thereof. The Owner Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to such trusts but only upon the terms of this Agreement. The Owner Trustee also agrees to disburse all monies actually received by it constituting part of the Owner Trust Estate upon the terms of the Basic Documents. The Owner Trustee shall not be liable or accountable hereunder or under any other Basic Document under any circumstances, except for its own negligent action, its own negligent failure to act or its own willful misconduct or in the case of the inaccuracy of any representation or warranty contained in Section 6.6 and expressly made by the Owner Trustee. In particular, but not by way of limitation (and subject to the exceptions set forth in the preceding sentence):

(a) the Owner Trustee shall at no time have any responsibility or liability for, or with respect to, the legality, validity and enforceability of any Receivable, or the perfection and priority of any security interest created by any Receivable in any Financed Vehicle or the maintenance of any such perfection and priority, or for, or with respect to, the sufficiency of the Owner Trust Estate or its ability to generate the payments to be distributed to Certificateholders under this Agreement or to Noteholders under the Indenture, including: the existence, condition and ownership of any Financed Vehicle; the existence and enforceability of any insurance thereon; the existence and contents of any Receivable on any computer or other record thereof; the validity of the assignment of any Receivable to the Trust or of any intervening assignment; the completeness of any Receivable; the performance or enforcement of any Receivable; the compliance by the Depositor or the Servicer with any warranty or representation made under any Basic Document or in any related document or the accuracy of any such warranty or representation or any action of the Administrator, the Indenture Trustee or the Servicer or any sub-servicer taken in the name of the Owner Trustee;

(b) the Owner Trustee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the instructions of the Administrator or any Certificateholder;

(c) no provision of this Agreement or any other Basic Document shall require the Owner Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder or under any other Basic Document, if the Owner Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(d) under no circumstances shall the Owner Trustee be liable for indebtedness evidenced by or arising under any of the Basic Documents, including the principal of and interest on the Notes;

(e) the Owner Trustee shall not be responsible for or in respect of and makes no representation as to the validity or sufficiency of any provision of this Agreement other than as explicitly set forth herein or for the due execution hereof by the Depositor or for the form, character, genuineness, sufficiency, value or validity of any of the Owner Trust Estate or for, or in respect of, the validity or sufficiency of the Notes, the Certificates (other than the certificate of authentication on the Certificates), the other Basic Documents, any Receivables or any related documents, and the Owner Trustee shall in no event assume or incur any liability, duty or obligation to any Noteholder or to any Certificateholder, other than as expressly provided for herein and in the other Basic Documents;

(f) the Owner Trustee shall not be liable for the default or misconduct of the Administrator, the Indenture Trustee, the Depositor or the Servicer under any of the Basic Documents or otherwise and the Owner Trustee shall have no obligation or liability to perform the obligations of the Trust under this Agreement or the Basic Documents that are required to be performed by the Administrator under the Administration Agreement, the Indenture Trustee under the Indenture or the Servicer under the Servicing Agreement;

(g) the Owner Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation under this Agreement or otherwise or in relation to this Agreement or any other Basic Document, at the request, order or direction of any of the Certificateholders, unless such Certificateholders have offered to the Owner Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by the Owner Trustee therein or thereby. The right of the Owner Trustee to perform any discretionary act enumerated in this Agreement or in any other Basic Document shall not be construed as a duty, and the Owner Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of any such act;

(h) Notwithstanding anything to the contrary contained herein or in any other Basic Document, and notwithstanding any Person’s right to instruct the Owner Trustee, neither the Owner Trustee nor any agent, employee, director or officer of the Owner Trustee shall have any obligation to execute, deliver or certify on behalf of the Trust or any other Person any filings, certificates, affidavits or other instruments required pursuant to the Sarbanes-Oxley Act of 2002 or the rules and regulations promulgated pursuant thereto, and the refusal to comply with any such instructions shall not constitute a default or breach under any Basic Document. In the event that the Owner Trustee, on behalf of the Trust, does not execute, deliver or certify any filings, certificates, affidavits or other instruments required under the Sarbanes-Oxley Act of 2002, an Authorized Officer of the Administrator shall, on behalf of the Trust, execute, deliver or make such certification;

(i) The Owner Trustee shall not be personally liable for special, consequential or punitive damages, however styled, including lost profits; and

(j) The Owner Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Owner Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Owner Trustee at the Corporate Trust Office of the Owner Trustee, and such notice references the Certificates or this Trust Agreement.

Section 6.4 Action upon Instruction by Certificateholders.

(a) Subject to Section 4.4, the Certificateholders may by written instruction direct the Owner Trustee in the management of the Trust. Such direction may be exercised at any time by written instruction of the Certificateholders pursuant to Section 4.5.

(b) Notwithstanding the foregoing, the Owner Trustee shall not be required to take any action hereunder or under any other Basic Document if the Owner Trustee shall have reasonably determined, or shall have been advised by counsel, that such action is likely to result in liability on the part of the Owner Trustee or is contrary to the terms hereof or of any other Basic Document or is otherwise contrary to law.

(c) Whenever the Owner Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement or any other Basic Document, or is unsure as to the application, intent, interpretation or meaning of any provision of this Agreement or the other Basic Documents, the Owner Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Certificateholders requesting instruction as to the course of action to be adopted, and, to the extent the Owner Trustee acts in good faith in accordance with any such instruction received, the Owner Trustee shall not be liable on account of such action to any Person. If the Owner Trustee shall not have received appropriate instructions within ten (10) days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action which is consistent, in its view, with this Agreement or the other Basic Documents, and as it shall deem to be in the best interests of the Certificateholders, and the Owner Trustee shall have no liability to any Person for any such action or inaction.

Section 6.5 Furnishing of Documents. The Owner Trustee shall furnish to the Certificateholders, promptly upon receipt of a written request therefor, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and any other instruments furnished to the Owner Trustee under the Basic Documents.

Section 6.6 Representations and Warranties of Owner Trustee. The Owner Trustee hereby represents and warrants to the Depositor, for the benefit of the Certificateholders, that:

(a) It is a banking corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. It has satisfied the eligibility requirements set forth in Section 6.13.

(b) It has full power, authority and legal right to execute, deliver and perform this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement.

(c) The execution, delivery and performance by it of this Agreement (i) shall not violate any provision of any law or regulation governing the banking and trust powers of the Owner Trustee or any order, writ, judgment or decree of any court, arbitrator or governmental authority applicable to the Owner Trustee or any of its assets, (ii) shall not violate any provision of the corporate charter or by-laws of the Owner Trustee or (iii) shall not violate any provision of, or constitute, with or without notice or lapse of time, a default under, or result in the creation or imposition of any lien on any properties included in the Trust pursuant to the provisions of any mortgage, indenture, contract, agreement or other undertaking to which it is a party, which violation, default or lien could reasonably be expected to have a materially adverse effect on the Owner Trustee’s performance or ability to perform its duties as Owner Trustee under this Agreement or on the transactions contemplated in this Agreement.

(d) This Agreement has been duly executed and delivered by the Owner Trustee and constitutes the legal, valid and binding agreement of the Owner Trustee, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 6.7 Reliance; Advice of Counsel.

(a) The Owner Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties and need not investigate any fact or matter in any such document. The Owner Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed herein, the Owner Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Owner Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(b) In the exercise or administration of the trusts hereunder and in the performance of its duties and obligations under this Agreement or the other Basic Documents, the Owner Trustee may act directly or through its agents, attorneys, custodians or nominees (including The Bank of New York Mellon Trust Company, N.A. who will perform administrative duties on behalf of the BNY Mellon Trust of Delaware as Owner Trustee) pursuant to agreements entered into with any of them, and the Owner Trustee shall not be liable for the conduct or misconduct of such agents, attorneys, custodians or nominees if such agents, attorneys, custodians or nominees shall have been selected by the Owner Trustee with reasonable care; and may consult with counsel, accountants and other skilled professionals to be selected with reasonable care and employed by it. The Owner Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the opinion or advice of any such counsel, accountants or other such Persons and not contrary to this Agreement or any other Basic Document.

Section 6.8 Owner Trustee May Own Certificates and Notes. BNY Mellon Trust of Delaware or any successor Owner Trustee in its individual or any other capacity may become the owner or pledgee of Certificates or Notes and may deal with the Depositor, the Administrator, the Indenture Trustee and the Servicer in transactions in the same manner as it would have if it were not the Owner Trustee.

Section 6.9 Compensation and Indemnity. The Owner Trustee shall receive as compensation for its services hereunder such fees as have been separately agreed upon before the date hereof between the Servicer and the Owner Trustee, and the Owner Trustee, any paying agent, registrar, authenticating agent or co-trustee shall be entitled to be reimbursed by the Servicer for its other reasonable expenses hereunder, including the reasonable compensation, expenses and disbursements of such agents, custodians, nominees, representatives, experts and external counsel as the Owner Trustee may employ in connection with the exercise and performance of its rights and its duties hereunder. The Servicer shall indemnify the Owner Trustee, any paying agent, registrar, authenticating agent or co-trustee and its successors, assigns, agents and servants in accordance with the provisions of Section 6.01 of the Servicing Agreement. The indemnities contained in this Section 6.9 shall survive the resignation or removal of the Owner Trustee or the termination of this Agreement. Any amounts paid to the Owner Trustee pursuant to this Article VI shall be deemed not to be a part of the Owner Trust Estate immediately after such payment.

Section 6.10 Replacement of Owner Trustee.

(a) The Owner Trustee may give notice of its intent to resign and be discharged from the trusts hereby created by giving notice thereof to the Administrator provided that no such resignation shall become effective, and the Owner Trustee shall not resign, prior to the time set forth in Section 6.10(c). If no successor Owner Trustee shall have been appointed pursuant to Section 6.10(b) and have accepted such appointment within thirty (30) days after the giving of such notice, the Owner Trustee giving such notice may petition any court of competent jurisdiction for the appointment of a successor Owner Trustee. The Administrator shall remove the Owner Trustee if:

(i) the Owner Trustee shall cease to be eligible in accordance with the provisions of Section 6.13 and shall fail to resign after written request therefor by the Administrator;

(ii) the Owner Trustee shall be adjudged bankrupt or insolvent;

(iii) a receiver or other public officer shall be appointed or take charge or control of the Owner Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

(iv) the Owner Trustee shall otherwise be incapable of acting.

(b) If the Owner Trustee gives notice of its intent to resign or is removed or if a vacancy exists in the office of Owner Trustee for any reason, the Administrator shall promptly appoint a successor Owner Trustee by written instrument, in duplicate (one copy of which instrument shall be delivered to the outgoing Owner Trustee so removed and one copy to the successor Owner Trustee) and shall pay all fees owed to the outgoing Owner Trustee.

(c) Any resignation or removal of the Owner Trustee and appointment of a successor Owner Trustee pursuant to any of the provisions of this Section 6.10 shall not become effective, and no such resignation shall be deemed to have occurred, until a written acceptance of appointment is delivered by the successor Owner Trustee to the outgoing Owner Trustee and the Administrator and all fees and expenses due to the outgoing Owner Trustee are paid. Costs associated with the resignation of the Owner Trustee and the appointment of a successor Owner Trustee will be borne by the Servicer. Any successor Owner Trustee appointed pursuant to this Section 6.10 shall be eligible to act in such capacity in accordance with Section 6.13 and, following compliance with the preceding sentence, shall become fully vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as Owner Trustee. The Administrator shall provide notice of such resignation or removal of the Owner Trustee to each of the Rating Agencies.

(d) The predecessor Owner Trustee shall upon payment of its fees and expenses deliver to the successor Owner Trustee all documents and statements and monies held by it under this Agreement. The Administrator and the predecessor Owner Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Owner Trustee all such rights, powers, duties and obligations.

(e) Upon acceptance of appointment by a successor Owner Trustee pursuant to this Section 6.10, the Administrator shall mail notice of the successor of such Owner Trustee to all Certificateholders, the Indenture Trustee, the Noteholders and the Rating Agencies.

Section 6.11 Merger or Consolidation of Owner Trustee. Any Person into which the Owner Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Owner Trustee shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Owner Trustee, shall be the successor of the Owner Trustee hereunder, provided such Person shall be eligible pursuant to Section 6.13, and without the execution or filing of any instrument or any further act on the part of any of the parties hereto; provided, however, that the Owner Trustee shall mail notice of such merger or consolidation to the Depositor, who promptly shall notify the Rating Agencies.

Section 6.12 Appointment of Co-Trustee or Separate Trustee.

(a) Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirement of any jurisdiction in which any part of the Owner Trust Estate or any Financed Vehicle may at the time be located, the Administrator and the Owner Trustee acting jointly shall, at the expense of the Servicer, have the power and shall, at the expense of the Servicer, execute and deliver all instruments to appoint one or more Persons approved by the Owner Trustee to act as co-trustee, jointly with the Owner Trustee, or as separate trustee or trustees, of all or any part of the Owner Trust Estate, and to vest in such Person (in the name of the Trust and not in such Person’s name for the Trust, except to the extent otherwise required by, and in accordance with, Section 2.8), in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 6.12, such powers, duties, obligations, rights and trusts as the Administrator and the Owner Trustee may consider necessary or desirable. If the Administrator shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request so to do, the Owner Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee under this Agreement shall be required to meet the terms of eligibility as a successor trustee pursuant to Section 6.13 and no notice of the appointment of any co-trustee or separate trustee shall be required pursuant to Section 6.10.

(b) Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Owner Trustee shall be conferred upon and exercised or performed by the Owner Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Owner Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Owner Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Owner Trustee;

(ii) no trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement; and

(iii) the Administrator and the Owner Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Owner Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Owner Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Owner Trustee. Each such instrument shall be filed with the Owner Trustee and a copy thereof given to the Administrator.

(d) Any separate trustee or co-trustee may at any time appoint the Owner Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Owner Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 6.13 Eligibility Requirements for Owner Trustee. The Owner Trustee shall at all times satisfy the requirement of Section 26(a)(1) of the Investment Company Act. The Owner Trustee shall at all times: (a) be a corporation satisfying the provisions of Section 3807(a) of the Statutory Trust Act; (b) be authorized to exercise corporate trust powers; (c) have a combined capital and surplus of at least $50,000,000 and be subject to supervision or examination by federal or State authorities; and (d) have (or have a parent which has) a long-term unsecured debt rating of at least Baa3 by, or such other rating as is acceptable to, Moody’s Investors Service, Inc. and at least BBB- by, or such other rating as is acceptable to, Fitch Ratings, Inc., if rated by Fitch Ratings, Inc. If such corporation shall publish reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purpose of this Section 6.13, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Owner Trustee shall cease to be eligible in accordance with the provisions of this Section 6.13, the Owner Trustee shall resign immediately in the manner and with the effect specified in Section 6.10.

Section 6.14 Compliance with the FDIC Rule. The Owner Trustee acknowledges Section 12.1(a) of the Indenture and agrees to (i) perform the covenants set forth in Sections 12.5(b) and (g) and Section 12.6(c) of the Indenture applicable to it and (ii) use reasonable efforts to comply with any request of the Depositor or the Servicer to facilitate compliance with Article XII of the Indenture by the Ally Parties.

Section 6.15 Notice of Events of Default. The Owner Trustee shall promptly give notice to each Certificateholder of any default or Event of Default of which it has been provided written notice pursuant to Section 6.5 of the Indenture.

ARTICLE VII

TERMINATION OF TRUST AGREEMENT

Section 7.1 Termination of Trust Agreement.

(a) The Trust shall dissolve in accordance with Section 3808 of the Statutory Trust Act immediately prior to the final distribution by the Owner Trustee of all monies or other property or proceeds of the Owner Trust Estate in accordance with the terms of the Indenture, the Servicing Agreement (including the exercise by the Servicer of its option to purchase the Receivables pursuant to Section 8.01(a) of the Servicing Agreement) and Article V. The bankruptcy, liquidation, dissolution, death or incapacity of any Certificateholder shall not (x) operate to terminate this Agreement or the Trust, (y) entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of all or any part of the Trust or the Owner Trust Estate or (z) otherwise affect the rights, obligations and liabilities of the parties hereto.

(b) Neither the Depositor nor any Certificateholder shall be entitled to revoke or terminate the Trust or this Agreement.

(c) Subject to Section 5.2(a), notice of any dissolution of the Trust, specifying the Distribution Date upon which the Certificateholders shall surrender their Certificates to the

Paying Agent for payment of the final distribution and cancellation, shall be given by the Owner Trustee by letter to Certificateholders mailed within five (5) Business Days of receipt of notice of such termination from the Servicer given pursuant to Section 8.01(c) of the Servicing Agreement, stating: (i) the Distribution Date upon or with respect to which final payment of the Certificates shall be made upon presentation and surrender of the Certificates at the office of the Paying Agent therein designated; (ii) the amount of any such final payment; and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office of the Paying Agent therein specified. The Owner Trustee shall give such notice to the Certificate Registrar (if other than the Owner Trustee) and the Paying Agent at the time such notice is given to Certificateholders. Upon presentation and surrender of the Certificates, the Paying Agent shall cause to be distributed to Certificateholders amounts distributable on such Distribution Date pursuant to Section 5.2.

(d) If all of the Certificateholders shall not surrender their Certificates for cancellation within six (6) months after the date specified in the written notice referred to in Section 7.1(c), the Owner Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within one (1) year after the second notice all the Certificates shall not have been surrendered for cancellation, the Owner Trustee may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets that shall remain subject to this Agreement. Subject to applicable laws with respect to escheat of funds, any funds remaining in the Trust after exhaustion of such remedies in the preceding sentence shall be deemed property of the Depositor and distributed by the Owner Trustee to the Depositor, and the Owner Trustee shall have no further liability to the Certificateholders with respect thereto.

(e) Upon the winding up and termination of the Trust in accordance with Section 3808 of the Statutory Trust Act and this Section 7.1 at the written direction and expense of the Certificateholders, the Owner Trustee shall cause the Certificate of Trust to be canceled by filing a certificate of cancellation with the Secretary of State in accordance with the provisions of Section 3810 of the Statutory Trust Act. Thereupon, this Agreement (other than Sections 6.9, 9.8 and 9.9) and the Trust shall terminate.

ARTICLE VIII

AMENDMENTS

Section 8.1 Amendments Without Consent of Certificateholders or Noteholders. This Agreement may be amended by the Depositor and the Owner Trustee without the consent of any of the Noteholders or any other Persons who may be Certificateholders (but with prior notice to each of the Rating Agencies from the Depositor), to (i) cure any ambiguity, (ii) correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement or any other Basic Document, (iii) add or supplement any credit enhancement for the benefit of the Noteholders or Certificateholders (provided that if any such addition shall affect any class of Noteholders or Certificateholders differently from any other class of Noteholders or Certificateholders, then such addition shall not, as evidenced by an

Opinion of Counsel, adversely affect in any material respect the interests of any class of the Noteholders or Certificateholders), (iv) add to the covenants, restrictions or obligations of the Depositor or the Owner Trustee, (v) evidence and provide for the acceptance of the appointment of a successor trustee with respect to the Owner Trust Estate and add to or change any provisions as shall be necessary to facilitate the administration of the trusts hereunder by more than one trustee pursuant to Article VI, and (vi) add, change or eliminate any other provision of this Agreement in any manner that shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of the Noteholders or Unaffiliated Certificateholders.

Section 8.2 Amendments With Consent of Certificateholders and Noteholders. This Agreement may be amended from time to time by the Depositor and the Owner Trustee with the consent of Noteholders whose Notes evidence not less than a majority of the Outstanding Amount of the Controlling Class as of the close of the preceding Distribution Date and, if any Person other than the Depositor or an Affiliate of the Depositor holds any Certificates, the consent of the Majority Certificateholders as of the close of the preceding Distribution Date (which consent, whether given pursuant to this Section 8.2 or pursuant to any other provision of this Agreement, shall be conclusive and binding on such Person and on all future holders of such Notes or Certificates and of any Notes or Certificates issued upon the transfer thereof or in exchange thereof or in lieu thereof whether or not notation of such consent is made upon the Notes or Certificates) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, however, that no such amendment shall (a) without the consent of the holder of the affected Note or Certificate, as applicable, increase or reduce the interest rate or principal amount of any Note or change any Distribution Date or the Final Scheduled Distribution Date of any Note or distributions on the Certificates (without the consent of the holders hereof), (b) increase or reduce the amount of the required Specified Reserve Account Balance without the consent of all of the Noteholders or Certificateholders then outstanding, (c) adversely affect the rating of any Securities by any of the Rating Agencies without the consent of the holders of two-thirds of the Outstanding Amount of an affected class of Notes or two-thirds of the Voting Interests of affected Certificates, as appropriate, each as of the close of the preceding Distribution Date or (d) reduce the aforesaid percentage required to consent to any such amendment, without the consent of the holders of all Notes and Certificates then outstanding. The Depositor shall furnish notice to each of the Rating Agencies prior to obtaining consent to any proposed amendment under this Section 8.2.

Section 8.3 Form of Amendments.

(a) Promptly after the execution of any amendment, supplement or consent pursuant to Section 8.1 or 8.2, the Owner Trustee shall furnish written notification of the substance of such amendment or consent to each Unaffiliated Certificateholder and the Indenture Trustee.

(b) It shall not be necessary for the consent of Certificateholders, the Noteholders or the Owner Trustee pursuant to Section 8.2 to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents (and any other consents of Unaffiliated Certificateholders provided for in this Agreement or in any other Basic Document) and of evidencing the authorization of the execution thereof by Unaffiliated Certificateholders shall be subject to such reasonable requirements as the Owner Trustee may prescribe.

(c) Promptly after the execution of any amendment to the Certificate of Trust, the Owner Trustee shall cause the filing of such amendment with the Secretary of State.

(d) Prior to the execution of any amendment to this Agreement or the Certificate of Trust, the Owner Trustee shall be entitled to receive and conclusively rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Owner Trustee may, but shall not be obligated to, enter into any such amendment which affects the Owner Trustee’s own rights, duties or immunities under this Agreement or otherwise.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Legal Title to Owner Trust Estate. The Certificateholders shall not have legal title to any part of the Owner Trust Estate. The Certificateholders shall be entitled to receive distributions with respect to their undivided Percentage Interest therein only in accordance with Articles V and VII. No transfer, by operation of law or otherwise, of any right, title, and interest of the Certificateholders to and in their Percentage Interest in the Owner Trust Estate shall operate to terminate this Agreement or the trusts hereunder or entitle any transferee to an accounting or to the transfer to it of legal title to any part of the Owner Trust Estate.

Section 9.2 Limitations on Rights of Others. Except for Section 9.12, the provisions of this Agreement are solely for the benefit of the Owner Trustee, the Depositor, the Certificateholders, the Administrator and, to the extent expressly provided herein, the Indenture Trustee and the Noteholders, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Owner Trust Estate or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

Section 9.3 Derivative Actions. Any provision contained herein to the contrary notwithstanding, the right of any Certificateholder to bring a derivative action in the right of the Trust is hereby made expressly subject to the following limitations and requirements:

(a) such Certificate Owner must meet all requirements set forth in the Statutory Trust Act; and

(b) no Certificateholder may bring a derivative action in the right of the Trust without the prior written consent of the Majority Certificateholders.

Section 9.4 Notices. All demands, notices and communications upon or to the Depositor, the Servicer, the Administrator, the Indenture Trustee, the Owner Trustee or the Rating Agencies under this Agreement shall be delivered as specified in Appendix B to the Servicing Agreement.

Section 9.5 Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 9.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 9.7 Successors and Assigns.

(a) All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the Depositor, the Owner Trustee and each Certificateholder and their respective successors and permitted assigns, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by a Certificateholder shall bind the successors and assigns of such Certificateholder.

(b) Notwithstanding anything to the contrary contained in this Agreement, this Trust Agreement may be assigned by the Depositor without the consent of any other Person, but with notice to the Rating Agencies to a corporation, limited liability company or other entity that is a successor (by merger, consolidation or purchase of assets) to the Depositor, or 25% or more of the voting interests of which is owned, directly or indirectly, by General Motors or by Ally Financial, provided that such entity executes an agreement of assumption, as provided in Section 3.03(a) of the Trust Sale Agreement.

Section 9.8 No Petition. The Owner Trustee by entering into this Trust Agreement and each Certificateholder or Certificate Owner, by accepting a Certificate (or interest therein) issued hereunder, hereby covenant and agree that they shall not (nor shall they join with or solicit another person to), prior to the day that is one year and one day after the termination of the Trust and of each other trust heretofore formed by the Depositor, acquiesce, petition or otherwise invoke or cause the Depositor or the Trust to invoke in any court or government authority for the purpose of commencing or sustaining a case against the Depositor or the Trust under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor or the Trust or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Depositor or the Trust under a federal or State bankruptcy or insolvency proceeding.

Section 9.9 No Recourse. Each Certificateholder or Certificate Owner by accepting a Certificate (or any interest therein) acknowledges that such Person’s Certificate (or interest therein) represents beneficial interests in the Trust only and does not represent interests in or obligations of the Depositor, the Servicer, the Administrator, the Owner Trustee, the Indenture Trustee or any Affiliate thereof and no recourse, either directly or indirectly, may be had against such parties or their assets, except as may be expressly set forth or contemplated in this Agreement, the Certificates or the other Basic Documents. Except as expressly provided in the Basic Documents, none of the Depositor, the Servicer or the Owner Trustee in their respective individual capacities, or any of their respective partners, beneficiaries, agents, officers, directors, employees or successors or assigns, shall be personally liable for, nor shall recourse be had to any of them for, the distribution of any amount with respect to the Certificates or the Trust’s performance of, or omission to perform, any obligations or indemnifications contained in the Certificates, this Agreement or the other Basic Documents, it being expressly understood that such Certificateholder obligations have been made solely by the Trust. Each Certificateholder by the acceptance of a Certificate (or beneficial interest therein) agrees that except as expressly provided in the Basic Documents, in the event of nonpayment of any amounts with respect to the Certificates, it shall have no claim against any of the foregoing Persons for any deficiency, loss or claim therefrom. In the event that any of the foregoing covenants of each Certificateholder and Certificate Owner is prohibited by, or declared illegal or otherwise unenforceable against any such Certificateholder or Certificate Owner under applicable law by any court or other authority of competent jurisdiction, and, as a result, a Certificateholder or Certificate Owner is deemed to have an interest in any assets of the Depositor or any Affiliate of the Depositor other than the Trust, each Certificateholder and Certificate Owner agrees that (i) its claim against any such other assets shall be, and hereby is, subject and subordinate in all respects to the rights of other Persons to whom rights in the other assets have been expressly granted, including to the payment in full of all amounts owing to such entitled Persons, and (ii) the covenant set forth in the preceding clause (i) constitutes a “subordination agreement” within the meaning of, and subject to, Section 510(a) of the Bankruptcy Code.

Section 9.10 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 9.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.12 Indemnification by and Reimbursement of the Servicer. The Owner Trustee acknowledges and agrees to reimburse (i) the Servicer and its directors, officers, employees and agents in accordance with Section 6.03(b) of the Servicing Agreement and (ii) the Depositor and its directors, officers, employees and agents in accordance with Section 3.04 of the Trust Sale Agreement. The Owner Trustee further acknowledges and accepts the conditions and limitations with respect to the Servicer’s obligation to indemnify, defend and hold the Owner Trustee harmless as set forth in Section 6.01(a)(iv) of the Servicing Agreement.

Section 9.13 Effect of Amendment and Restatement. It is the intent of the parties hereto that this Trust Agreement shall, as of October 30, 2013, replace in its entirety the Original Trust Agreement; provided, however, that with respect to the period of time from October 4, 2013 through October 30, 2013, the rights and obligations of the parties shall be governed by the Original Trust Agreement; and provided further, that the amendment and restatement of the Original Trust Agreement shall not affect any of the grants, conveyances or transfers contemplated by the Original Trust Agreement to have occurred prior to the date hereof.

Section 9.14 Information to be Provided by the Owner Trustee.

(a) The Owner Trustee agrees to cooperate in good faith with any reasonable request by the Depositor for information regarding the Owner Trustee which is required in order to enable the Depositor to comply with the provisions of Items 1104(e), 1121(c), 1117 and 1119 of Regulation AB and Rule 15Ga-1 under the Exchange Act as it relates to the Owner Trustee or to the Owner Trustee’s obligations under this Agreement; provided that with respect to Rule 15Ga-1, and Items 1121(c) and 1104(e), the Owner Trustee shall not be deemed a “securitizer” under Regulation AB or under the Exchange Act.

(b) Except to the extent disclosed by the Owner Trustee in subsection (c) or (d) below, the Owner Trustee shall be deemed to have represented to the Depositor on the first day of each Monthly Period with respect to the prior Monthly Period that to the best of its knowledge there were no legal or governmental proceedings pending (or known to be contemplated) against BNY Mellon Trust of Delaware or any property of BNY Mellon Trust of Delaware that would be material to any Noteholder or, to the extent that the Certificates are registered under the Securities Act for public sale, any holder of such Certificates.

(c) The Owner Trustee shall, as promptly as practicable following notice to or discovery by the Owner Trustee of any changes to any information regarding the Owner Trustee as is required for the purpose of compliance with Item 1117 of Regulation AB, provide to the Depositor, in writing, such updated information.

(d) The Owner Trustee shall deliver to the Depositor on or before March 15 (or, if such date is not a Business Day, the next succeeding Business Day) of each year, beginning with March 15, 2014, a report of a representative of the Owner Trustee with respect to the immediately preceding calendar year certifying, on behalf of the Owner Trustee, that except to the extent otherwise disclosed in writing to Depositor, to the best of his or her knowledge there were no legal or governmental proceedings pending (or known to be contemplated) against BNY Mellon Trust of Delaware or any property of BNY Mellon Trust of Delaware that would be material to any Noteholder or, to the extent that the Certificates are registered under the Securities Act for public sale, any holder of such Certificates.

(e) The Owner Trustee shall deliver to the Depositor on or before March 15 (or, if such date is not a Business Day, the next succeeding Business Day) of each year, beginning with March 15, 2014, a report of a representative of the Owner Trustee with respect to the immediately preceding calendar year providing to the Depositor such information regarding the Owner Trustee as is required for the purpose of compliance with Item 1119 of Regulation AB. Such information shall include, at a minimum, a description of any affiliation between the Owner Trustee and any of the following parties to this securitization transaction, as such parties are identified to the Owner Trustee by the Depositor in writing in advance of this securitization transaction:

(i) the Depositor;

(ii) Ally Bank, as sponsor;

(iii) the Trust;

(iv) the Servicer;

(v) the Indenture Trustee; and

(vi) any other material transaction party.

(f) In connection with the parties listed in clauses (i) through (vi) above, the Owner Trustee shall include a description of whether there is, and if so, the general character of, any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party, apart from this securitization transaction, that currently exists or that existed during the past two years and that is material to an investor’s understanding of the asset backed securities issued in this securitization transaction.

(g) The Owner Trustee shall provide the Depositor with notification, as soon as practicable and in any event within five Business Days, of all demands delivered to a Reporting Officer of the Owner Trustee for the repurchase or replacement of any Receivable pursuant to Section 2.04 of the Trust Sale Agreement or Section 2.11 of the Servicing Agreement, as applicable. Subject to this Section 9.14, the Owner Trustee shall have no obligation to take any other action with respect to any demand. Except as set forth in the Basic Documents, in no event shall the Owner Trustee have (i) any responsibility or liability in connection with any filing to be made by a securitizer under the Exchange Act or Regulation AB or (ii) any duty or obligation to undertake any investigation or inquiry related to repurchase activity or otherwise to assume any additional duties or responsibilities except as expressly set forth in this Section 9.14.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

BNY MELLON TRUST OF DELAWARE,
as Owner Trustee and Paying Agent

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

ALLY AUTO ASSETS LLC, as Depositor

By:	/s/ M. T. St. Charles
Name:	M. T. St. Charles
Title:	Vice President

Trust Agreement (AART 2013-2)

EXHIBIT A

FORM OF CERTIFICATE

NO. R-	% PERCENTAGE INTEREST

SEE REVERSE FOR CERTAIN DEFINITIONS

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE VARIOUS STATE SECURITIES LAWS. NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE UNLESS SUCH TRANSFER IS MADE IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND IS OTHERWISE IN COMPLIANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AGREEMENT.

THIS CERTIFICATE (OR AN INTEREST HEREIN) MAY NOT BE ACQUIRED BY OR FOR THE ACCOUNT OF (1) AN “EMPLOYEE BENEFIT PLAN,” AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA, (2) A “PLAN” SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR (3) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT BY AN EMPLOYEE BENEFIT PLAN OR PLAN IN SUCH ENTITY OTHER THAN AN “INSURANCE COMPANY GENERAL ACCOUNT,” AS DEFINED IN PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 (“PTCE 95-60”), WHOSE UNDERLYING ASSETS INCLUDE LESS THAN 25% PLAN ASSETS AND FOR WHICH THE PURCHASE AND HOLDING OF CERTIFICATES IS ELIGIBLE AND SATISFIES ALL CONDITIONS FOR RELIEF UNDER PTCE 95-60. THIS CERTIFICATE (OR AN INTEREST THEREIN) ALSO MAY NOT BE ACQUIRED BY OR FOR THE ACCOUNT OF AN EMPLOYEE BENEFIT PLAN OR PLAN THAT IS NOT SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE (INCLUDING, WITHOUT LIMITATION, FOREIGN OR GOVERNMENTAL PLANS) IF SUCH ACQUISITION WOULD RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER, OR A VIOLATION OF, ANY APPLICABLE LAW THAT IS SUBSTANTIALLY SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE. EACH HOLDER OF THIS CERTIFICATE, BY ACCEPTING THIS CERTIFICATE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT IT IS NOT SUBJECT TO THE FOREGOING LIMITATIONS AND, IF REQUESTED TO DO SO BY THE DEPOSITOR, SUCH PERSON SHALL EXECUTE AND DELIVER TO THE OWNER TRUSTEE AN UNDERTAKING LETTER TO SUCH EFFECT IN THE FORM SPECIFIED IN THE TRUST AGREEMENT.

THIS CERTIFICATE MAY (A) ONLY BE ACQUIRED BY OR FOR THE ACCOUNT OF A PERSON WHO IS A UNITED STATES PERSON (WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE CODE) AND (B) NOT BE ACQUIRED BY OR FOR THE ACCOUNT OF A SPECIAL PASS-THROUGH ENTITY (AS DEFINED IN THE TRUST AGREEMENT).

Ex. A-1

ALLY AUTO RECEIVABLES TRUST 2013-2

ASSET BACKED CERTIFICATE

evidencing a fractional undivided Percentage Interest in the Trust, as defined below, the property of which includes a pool of retail instalment sale contracts and direct purchase money loans secured by new or used automobiles and light trucks and sold to the Trust by Ally Auto Assets LLC.

(This Certificate does not represent an interest in or obligation of Ally Bank, Ally Auto Assets LLC or Ally Financial Inc. or any of their respective affiliates, except to the extent described in the Basic Documents.)

THIS CERTIFIES THAT                                          is the registered owner of a nonassessable, fully-paid fractional undivided Percentage Interest in Ally Auto Receivables Trust 2013-2 (the “Trust”) formed by Ally Auto Assets LLC, a Delaware limited liability company (the “Depositor”).

The Trust was created pursuant to a Trust Agreement, dated as of October 4, 2013, between the Depositor and BNY Mellon Trust of Delaware, as owner trustee (the “Owner Trustee”), as amended and restated as of October 30, 2013 (the “Trust Agreement”), a summary of certain of the pertinent provisions of which is set forth below. To the extent not otherwise defined herein, the capitalized terms used herein have the meanings assigned to them or incorporated by reference in the Trust Agreement.

This Certificate is one of the duly authorized Certificates designated as Asset Backed Certificates (the “Certificates”). This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust Agreement, the terms of which are incorporated herein by reference and made a part hereof, to which Trust Agreement the holder of this Certificate by virtue of the acceptance hereof assents and by which such holder is bound.

Under the Trust Agreement there shall be distributed on the 15th day of each month, or if such 15th day is not a Business Day, the next Business Day, commencing on November 15, 2013 (each, a “Distribution Date”), to the Person in whose name this Certificate is registered on the related Record Date, such amount as is provided in the Basic Documents. The “Record Date,” with respect to any Distribution Date, means the last day of the preceding Monthly Period.

The distributions in respect of this Certificate are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments made by the Trust with respect to this Certificate shall be applied in respect of this Certificate.

Ex. A-2

The holder of this Certificate acknowledges and agrees that its rights to receive distributions in respect of this Certificate are subordinated to the rights of the Noteholders as and to the extent described in the Servicing Agreement.

It is the intent of the Depositor, the Owner Trustee and the Certificateholders that, for purposes of federal income, State and local income and franchise taxes and any other taxes imposed upon, measured by or based upon gross or net income, the Trust shall be treated as either (A) a division of an entity which is not disregarded as a separate entity for federal income tax purposes, or (B) a partnership if the Certificates are owned by more than one Person (as long as (1) such Persons are not disregarded as separate entities for federal income tax purposes and (2) if such Persons are disregarded as separate entities for federal income tax purposes, such Persons are not treated as a division of the same Person). Except as otherwise required by appropriate taxing authorities, the Depositor and the other Certificateholders by acceptance of a Certificate agree to treat, and to take no action inconsistent with the treatment of, the Certificates for such tax purposes as interests in such a disregarded entity or partnership as described in the previous sentence.

Each Certificateholder or Certificate Owner by its acceptance of a Certificate (or an interest therein) covenants and agrees that such Certificateholder or Certificate Owner shall not (nor shall it join with or solicit another person to), prior to the date which is one year and one day after the termination of the Trust and of each other trust heretofore formed by the Depositor, acquiesce, petition or otherwise invoke or cause the Depositor, the Owner Trustee or the Trust to invoke in any court or governmental authority for the purpose of commencing or sustaining a case against the Depositor or the Owner Trustee under any federal or State bankruptcy, insolvency, reorganization or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor or the Trust or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Depositor or the Trust under a federal or State bankruptcy or insolvency proceeding.

Each Certificateholder or Certificate Owner by its acceptance of a Certificate (or an interest therein) acknowledges and agrees that the purpose of Article XII of the Indenture is to facilitate compliance with the FDIC Rule by Ally Bank, the Depositor, the Servicer and the Trust and that the interpretations of the requirements of the FDIC Rule may change over time, whether due to interpretive guidance provided by the FDIC or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees that the provisions set forth in Article XII of the Indenture shall have the effect and meanings that are appropriate under the FDIC Rule as such meanings change over time on the basis of evolving interpretations of the FDIC Rule.

Except as otherwise provided in the Trust Agreement, distributions on this Certificate shall be made as provided in the Trust Agreement by the Owner Trustee by wire transfer or check mailed to the Certificateholder without the presentation or surrender of this Certificate or the making of any notation hereon. Except as otherwise provided in the Trust Agreement and notwithstanding the above, the final distribution on this Certificate shall be made after due notice by the Owner Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office maintained for such purpose by the Owner Trustee.

Ex. A-3

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon shall have been executed by an authorized officer of the Owner Trustee by manual signature, this Certificate shall not entitle the holder hereof to any benefit under the Trust Agreement or the Servicing Agreement or be valid for any purpose.

THIS CERTIFICATE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF OR OF ANY OTHER JURISDICTION, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Ex. A-4

IN WITNESS WHEREOF, the Owner Trustee, on behalf of the Trust and not in its individual capacity, has caused this Certificate to be duly executed.

Dated: October 30, 2013	ALLY AUTO RECEIVABLES TRUST 2013-2

	By:	BNY MELLON TRUST OF DELAWARE,
not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

OWNER TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Trust Agreement.

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

Ex. A-5

REVERSE OF CERTIFICATE

The Certificate does not represent an obligation of, or an interest in, Ally Bank, the Depositor, the Servicer, Ally Financial Inc., the Indenture Trustee, the Owner Trustee or any affiliates of any of them and no recourse may be had against such parties or their assets, except as may be expressly set forth or contemplated herein or in the Trust Agreement or the other Basic Documents. In addition, this Certificate is not guaranteed by any governmental agency or instrumentality and is limited in right of payment to certain collections and recoveries with respect to the Receivables (and certain other amounts), all as more specifically set forth herein and in the other Basic Documents. A copy of each of the other Basic Documents may be examined during normal business hours at the principal office of the Depositor, and at such other places, if any, designated by the Depositor, by any Certificateholder upon written request. In the event of any conflict between the terms of this Certificate and the terms of the other Basic Documents, the terms of the other Basic Documents shall govern.

The Trust Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Trust Agreement at any time by the Depositor and the Owner Trustee with the consent of the Holders of the Notes evidencing not less than a majority of the Outstanding Amount of the Controlling Class as of the close of the preceding Distribution Date and the consent of the Majority Certificateholders as of the close of the preceding Distribution Date. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and on all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Trust Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates or the Notes.

As provided in the Trust Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies of the Certificate Registrar maintained by the Owner Trustee, accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee. The initial Certificate Registrar appointed under the Trust Agreement is BNY Mellon Trust of Delaware.

The Certificate is issuable only as a registered Certificate in the minimum denomination set forth in the Trust Agreement. As provided in the Trust Agreement and subject to certain limitations therein set forth, the Certificate is exchangeable for a new Certificate in the same aggregate Percentage Interest requested by the Holder surrendering the same. No service charge shall be made for any such registration of transfer or exchange, but the Owner Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

Ex. A-6

The Owner Trustee, the Certificate Registrar and any agent of the Owner Trustee or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Owner Trustee, the Certificate Registrar or any such agent shall be affected by any notice to the contrary.

The obligations and responsibilities created by the Trust Agreement and the Trust created thereby shall terminate in accordance with Article VII of the Trust Agreement.

Ex. A-7

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY

NUMBER OR OTHER IDENTIFYING

NUMBER OF ASSIGNEE

(please print or type name and address, including postal zip code, of assignee)

the within Certificate (Asset Backed Certificate No. R-     issued by Ally Auto Receivables Trust 2013-2), and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Certificate on the books of the Certificate Registrar, with full power of substitution in the premises.

Dated:		*

Signature Guaranteed:

*

*	NOTICE: The signature to this assignment must correspond with the name of the registered owner as it appears upon the face of the within Certificate in every particular, without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by a member firm of the New York Stock Exchange or a commercial bank or trust company.

Ex. A-8

EXHIBIT B

CERTIFICATE OF TRUST

OF ALLY AUTO RECEIVABLES TRUST 2013-2

THIS Certificate of Trust of Ally Auto Receivables Trust 2013-2 (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Ally Auto Receivables Trust 2013-2.

2. Delaware Trustee. The name and business address of the trustee of the Trust having its principal place of business in the State of Delaware are BNY Mellon Trust of Delaware, 100 White Clay Center, Suite 102, Newark, DE 19711.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this certificate of trust in accordance with Section 3811(a)(1) of the Act.

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

Ex. B

EXHIBIT C

UNDERTAKING LETTER

Ally Auto Assets LLC

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

BNY Mellon Trust of Delaware,

as Owner Trustee of Ally Auto Receivables Trust 2013-2

100 White Clay Center, Suite 102

Newark, DE 19711

Ladies and Gentlemen:

In connection with our purchase of record or beneficial ownership of the R-     Asset Backed Certificate (the “Certificate”) of Ally Auto Receivables Trust 2013-2, the undersigned purchaser, record owner or beneficial owner hereby acknowledges, represents and warrants that such purchaser, record owner or beneficial owner:

(1) is not, and has not acquired the Certificate by or for the account of, (a) (i) an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the provisions of Title I of ERISA, (ii) a “plan” subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or (iii) any entity whose underlying assets include plan assets by reason of investment by an employee benefit plan or plan in such entity other than an “insurance company general account,” as defined in Prohibited Transaction Class Exemption 95-60, whose underlying assets include less than 25% plan assets and for which the purchase and holding of Certificates is eligible and satisfies all conditions for relief under Prohibited Transaction Class Exemption 95-60, or (b) an employee benefit plan or plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code (including, without limitation, foreign or governmental plans) if such acquisition would result in a non-exempt prohibited transaction under, or a violation of, any applicable law that is substantially similar to Title I of ERISA or Section 4975 of the Code;

(2) acknowledges that you and others will rely on our acknowledgments, representations and warranties made in connection with our purchase of record or beneficial ownership of the Certificate and agrees to notify you promptly in writing if any of our representations or warranties herein cease to be accurate and complete; and

(3) (A) is a United States Person (within the meaning of Section 7701(a)(30) of the Code) and (B) is not acquiring the Certificate by or for the account of a Special Pass-Through Entity. For the purposes of this Section (3)(B), “Special Pass-Through Entity” means a grantor trust, S corporation, or partnership where more than 50% of the value of a beneficial owner’s interest in such pass through entity is attributable to the pass-through entity’s interest in the Certificates.

Ex. C-1

Name of Certificate Owner

By:

Name:
Title:
Date:

Ex. C-2